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                                DIGITAL RIVER, INC.
                               5198 WEST 76TH STREET
                                  EDINA, MN  55439


Perry W. Steiner


RE:  DIGITAL RIVER, INC. EMPLOYMENT TERMS

Dear Perry:

Digital River, Inc. (the "Company") is pleased to offer you the position of President on the following terms.

As President, you will be responsible for the duties and responsibilities customarily associated with such positions, including senior management powers and responsibilities for the Company's business and affairs. You will report directly to the Chief Executive Officer (the "CEO"). In addition, the Company will appoint you to its Board of Directors (although no assurances can be made that you will remain a director). You will work at the Company's principal executive offices. You will devote your full time and attention to the business affairs of the Company except for reasonable vacations and periods of illness or incapacity.

The Company will pay you as compensation for your services a base salary at an annualized rate of $200,000 (the "Base Salary"). The Base Salary will be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.

You will receive an annual bonus of 50% of your Base Salary for the fiscal year ended December 31, 1998, which will be paid on December 31, 1998 unless you have voluntarily terminated or been terminated for Cause prior to that date (and you or your estate will receive such bonus if your termination occurs prior to December 31, 1998 as a result of death or disability). Thereafter, your annual bonus will be determined annually by the Board of Directors in good faith based on parameters established by the Board of Directors in good faith.

In further consideration of your services to the Company, you will be granted stock options, with a term of 10 years, to purchase 550,000 shares of the Company's Common Stock at an exercise price equal to the lesser of (i) $11.00 per share (post reverse split) or (ii) the Company's initial public offering price (the "Options"). The Options will be incentive stock options up to the maximum allowed per year under the Company's 1998 Stock Option Plan with the remainder of the Options being nonstatutory stock options. Options to purchase 137,500 shares of Common Stock will vest on your first day of employment with
the Company (the "Hire Date").   Options to purchase an additional 137,500
shares of Common Stock will vest on the third anniversary of the Hire Date; provided that such vesting shall be accelerated on the date you and your family move your primary permanent residence to the Minneapolis, Minnesota area if such relocation occurs by April 1, 1999. Of the remaining Options, Options to purchase 91,666 shares of Common Stock will vest on the first anniversary of the Hire Date, Options to purchase 91,667



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Perry W. Steiner
July 30, 1998
Page 2


shares of Common Stock will vest on the second anniversary of the Hire Date and Options to purchase 91,667 shares of Common Stock will vest on the third anniversary of the Hire Date. You will also be eligible to participate in the Company's Stock Option Plan in the future, in the sole discretion of the Board of Directors

Upon the occurrence of a Change of Control, any unvested stock options granted to you pursuant to this letter agreement (except, in the case of a Change of Control that occurs after April 1, 1999, for any options that have failed to vest by April 1, 1999 as a result of your failure to relocate to the Minneapolis area, as described above) will immediately vest and be immediately exercisable. For purposes of this letter agreement, a "Change in Control" of the Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 (a) of the current report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") if the Company is required to file reports pursuant to the Exchange Act; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall be, for purposes of this clause
(A), considered as though he were a member of the Incumbent Board; or (B) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the Company is not the resulting or surviving entity (excluding a reincorporation transaction) or in connection with which 50% or more of the total voting power represented by the Company's outstanding voting securities is transferred; or (C) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more corporations, following and as a result of which the outstanding shares of the class of securities then subject to such a plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company shall be distributed; or (D) a tender offer is completed for 20% or more of the voting securities of the Company then outstanding.

You will also be entitled to receive all other Company benefits and perquisites that are, and that may be in the future, generally available to members of the Company's management including, without limitation, group health, disability, and life insurance benefits and participation in any Company profit-sharing, retirement or pension plan, and vacation benefits consistent with the vacation policies of the Company.

The Company will pay your relocation costs (the "Relocation Costs"), whether by reimbursement to you directly or by direct payment to third parties, for your move to the Minneapolis, Minnesota area. In the event that it will be determined that any payment for Relocation Costs by the Company to you or for your benefit would be subject to tax (after allowable deductions), then the Company will pay you an additional amount (the "Gross-Up Payments") such that after payment of all taxes on the Relocation Costs and Gross-Up Payments,



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Perry W. Steiner
July 30, 1998
Page 3


you will retain an amount equal to the Relocation Costs.   Notwithstanding the
foregoing, the maximum payment to you under this paragraph will be $25,000.

If your employment with the Company terminates involuntarily (including death or disability, mental or physical and including termination by the Company) other than for "Cause" (as defined below), then upon your execution of a Non-Compete (as defined below) (i) you will be entitled to receive Base Salary continuation payments, at the monthly Base Salary rate, for twelve (12) months after the date of termination, (ii) the next increment of your outstanding stock options will vest (for example, if the involuntary termination occurs on April 1, 1999, options to purchase a total of 91,666 shares will vest on that date, and if the involuntary termination occurs on April 1, 2001, options to purchase a total of 91,667 shares will vest on that date) and (iii) you will be eligible to receive a bonus for the year in which termination occurs (which, notwithstanding any bonus formula for that year, shall be in an amount equal to your prior year's bonus).

For this purpose, "Cause" is defined as your (i) willful misconduct or insubordination in connection with the performance of your duties hereunder,
(ii) conviction of a felony (other than a traffic-related offense) which has caused material injury to the Company's business, (iii) dishonesty with respect to a material matter relating to the Company's business and intended to result in personal enrichment of you or your family at the expense of the Company, or
(iv) willful material breach of the Proprietary Information and Inventions Agreement to be entered into between you and the Company.

If you terminate your employment voluntarily, at the Company's option exercised in good faith you will agree to execute a non-compete agreement that is reasonable in scope that prohibits you from competing directly (as a director, officer, employee, consultant or 5% shareholder) with the business of the
Company (the "Non-Compete"), for a period of one (1) year.   For purposes of
this letter agreement, the business of the Company shall mean the business of distributing third party vendors' software via the Internet. The Company agrees to pay you upon execution of the Non-Compete, Base Salary continuation payments, at the monthly Base Salary rate, for six (6) months after the date of termination, if termination occurs in the first year after the Hire Date, or for twelve (12) months after the date of termination, if termination occurs subsequent to the first anniversary of the Hire Date.

The Company will pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company's established policies.

As a Company employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have



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Perry W. Steiner
July 30, 1998
Page 4


an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing approved by the Board of Directors.

This offer letter, together with your Proprietary Information and Inventions Agreement, forms the material terms of your employment with the Company. The employment terms in this offer letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This offer letter shall be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this offer letter for all purposes. As used herein, "successor" shall include any firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company in a Change of Control.


This offer letter shall be governed by the laws of the State of Minnesota.

Unless otherwise prohibited by law, all disputes, claims, and causes of action, in law or equity, arising from or relating to this offer letter or its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then existing JAMS arbitration rules. This arbitration shall be held in the Minneapolis, Minnesota area. Nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such arbitration proceedings shall be entitled to reimbursement of all reasonable costs incurred in the course of such proceedings.

Please sign and date this offer letter, and return it to me if you wish to accept employment at the Company under the terms described above.



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Perry W. Steiner
July 30, 1998
Page 5


We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,


/s/ Joel A. Ronning
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Joel A. Ronning
Chief Executive Officer


Accepted:



/s/ Perry W. Steiner
-------------------------------
Perry W. Steiner



July 30, 1998
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Date


Attachment:  Proprietary Information and Inventions Agreement